Exhibit 10.1

Amended and Restated SEVERANCE AGREEMENT
(EFFECTIVE March 5, 2021)

This Amended and Restated Severance Agreement (the “Agreement”) is entered into by and between Kaiser Aluminum Investments Company, a Delaware corporation (the “Company”), and John M. Donnan (the “Executive”), effective March 5, 2021 (the “Effective Date”).

WHEREAS, the Executive is currently party to that certain Change in Control Severance Agreement (originally effective November 18, 2002 and as amended thereafter) with Kaiser Fabricated Products LLC, a Delaware limited liability company (“KAFP”) (as amended, the “Prior Agreement”);

WHEREAS, the Executive has been appointed the Chief Administrative Officer of the Company and its direct parent Kaiser Aluminum Corporation, a Delaware corporation (“KAC”), and has made, and is expected to continue to make, major contributions to the short- and long-term profitability, growth and financial strength of the Company and KAC; and

WHEREAS, the Company and the Executive desire that KAFP assign to the Company, and the Company assume from KAFP, all of KAFP’s rights and obligations under the Prior Agreement and that the Prior Agreement be amended and restated as set forth herein, whereupon KAFP will be released from its obligations under the Prior Agreement.

NOW, THEREFORE, the Company and the Executive agree as follows:

1.TERM OF AGREEMENT.  This Agreement shall be effective as of the Effective Date and, subject to the provisions of Sections 3 and 9(l), shall terminate on the date of the Executive’s termination of employment with the Company for any reason.  Upon execution of this Agreement, the Executive hereby waives the right to receive any payments or awards under the Prior Agreement and the Prior Agreement shall be superseded by this Agreement and shall be of no further force or effect.  Any payments made to the Executive under this Agreement shall be first used to satisfy any obligations the Company may have to the Executive under the Worker Adjustment and Retraining Act of 1988 or similar statutes or regulation of any jurisdiction relating to any plant closing or mass lay-off or as otherwise required by law.

2.DEFINED TERMS.  In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)“Base Pay” means the Executive’s annual base salary rate at a rate not less than his annual fixed or base compensation as in effect immediately prior to termination of employment (or, in the event of a Qualifying Change in Control Termination, if higher, the Executive’s annual fixed or base compensation in effect within the six month period preceding a Change in Control), without reduction for contributions to any qualified or non-qualified employee benefit plan or fringe benefit plan and without regard to any reduction in base salary in connection with a termination of employment by the Executive for Good Reason.

(b)“Cause” means (1) the Executive’s engaging in fraud, embezzlement, misconduct or any act of dishonesty with respect to the Company or its affiliates, (2) the Executive’s habitual drug or alcohol use which impairs the ability of the Executive to perform his duties with the Company or its affiliates, (3) the Executive’s indictment with respect to, conviction of, or plea of guilty or no contest to, any felony, or other comparable crime under applicable local law (except, in any event, for motor vehicle violations not involving personal injuries to third parties or driving while intoxicated), or the Executive’s incarceration with respect to any of the foregoing that, in each case, impairs the Executive’s ability to continue to perform his duties with the Company and its affiliates, or (4) the Executive’s material breach of any written employment agreement or other agreement between the Company and the Executive, or of the Kaiser Aluminum Code of Business Conduct and Ethics or failure by the Executive to substantially perform his duties for the Company which remains uncorrected or reoccurs after written notice has been delivered to the Executive demanding substantial performance and the Executive has had a reasonable opportunity to correct such breach or failure to perform.

(c)“Change in Control” means (at any time on or after the Effective Date):

(1)The sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets (including the assets and stock of the Company’s direct and indirect subsidiaries and affiliates) as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business; provided, however, that a Change in Control shall not occur (A) upon any such sale, lease, conveyance or other disposition to a direct or indirect subsidiary of the Company or (B) if the voting common equity interests of the ongoing entity are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such event.

(2)Any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any “person” (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such person is (A) a subsidiary of the Company, (B) an employee stock ownership plan or any other tax-qualified benefit plan maintained by the Company or any affiliate thereof, (C) a corporation or other entity formed to hold the Company’s common equity securities and whose shareholders or owners constituted, at the time such corporation became such holding company, substantially all the shareholders of the Company, (D) the surviving entity in any transaction if the shareholders of the Company immediately prior to such transaction continue to own at least 50% of the voting common equity of such surviving entity immediately following such transaction, (E) any underwriter temporarily holding securities pursuant to an offering of such securities, or (F) the Executive or any group of persons including the Executive (or any entity controlled by the Executive or any group of persons including the Executive).  Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company’s voting common equity as a result of the acquisition of such equity by the Company which reduces the number of such equity outstanding.

(3)A change in the composition of the Company’s Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

For purposes of the definition of a Change in Control, the term “Company” shall mean KAC and, solely for purposes of clauses (1) and (2) above, shall also mean Kaiser Aluminum Investments Company.

(d)“Code” means the Internal Revenue Code of 1986, as amended from time to time.  All references to the Code shall be deemed also to refer to any successor provisions to such sections.

(e)“Disability” means total and permanent disability as a result of bodily injury, disease or mental disorder which results in the Executive’s entitlement to long term disability benefits under the Kaiser Aluminum Self-Insured Welfare Plan or the Kaiser Aluminum Salaried Employees Retirement Plan.

(f)“Good Reason” means, without the Executive’s consent, the occurrence of any of the following events which is not cured by the Company within thirty (30) business days following the Executive’s written notice to the Company of the event constituting Good Reason; provided, however, that any such written notice received by the Company following the thirty (30) day period after the date on which Executive first had knowledge of the occurrence of such event giving rise to Good Reason (or, in the case of multiple events, the latest to occur of such events) shall not be effective and the Executive shall be deemed to have waived his right to terminate employment for Good Reason with respect to such event:

(1)Demotion, reduction in title, reduction in position, authorities, duties or responsibilities, or a change in reporting responsibilities or reporting level, that is materially and adversely inconsistent with the Executive’s position or stature as President and Chief Executive Officer, or the assignment of duties and/or responsibilities materially and adversely inconsistent with such position or stature; provided, however, that the Company no longer being a publicly traded entity or having filed bankruptcy shall not by itself be Good Reason; or

(2)Relocation of the Executive’s primary office location more than fifty (50) miles from the Executive’s current office location;

(3)[intentionally left blank];

(4)A material breach by the Company of this Agreement or any other agreement between the Company and the Executive; or

(5)A material reduction in the Executive’s Base Pay or the Executive’s long term or short term incentive compensation opportunity or a material reduction in the Executive’s eligibility for participation in the Company’s benefit plans that is not commensurate with a similar reduction among senior executive employees.

Notwithstanding anything to the contrary in this Agreement, in order to terminate employment with “Good Reason,” the Company must fail to cure the applicable event as described above and the Executive must terminate employment within the two-year period beginning upon the initial existence of the condition constituting Good Reason.

(g)“Incentive” means the Executive’s annual cash bonus.

(h)“Release Agreement” means an agreement pursuant to which the Executive releases all current or future claims, known or unknown, arising on or before the date of the release against the Company, its subsidiaries and its officers, substantially in a form approved by the Company.

(i)“Qualifying Change in Control Termination” means a termination of the Executive’s employment, by the Company, or any successor to the Company, or by the Executive due to Good Reason, that occurs within the period beginning ninety (90) days prior to a Change in Control and ending on the second anniversary of such Change in Control.

3.SEVERANCE.  In the event of a Qualifying Change in Control Termination, the Executive will be entitled to receive the severance payments and benefits set forth in Sections 4 and 5 below; provided, however, that no severance payments shall be made, or continuing benefits provided, under the Agreement (and the Agreement shall terminate immediately), if any of the following apply:

(a)The Executive voluntarily resigns or retires from employment other than for Good Reason;

(b)The Executive is terminated for Cause;

(c)The Executive’s employment terminates as a result of death or Disability; or

(d)The Executive declines to sign and return a Release Agreement or revokes such Release Agreement within the time provided therein or for any other reason the

Release Agreement has not been executed by the Executive, delivered to the Company and become effective and irrevocable in its entirety within the 60-day period following the Executive’s termination of employment.

4.AMOUNT OF SEVERANCE PAYMENTS.  In the event that a Qualifying Change in Control Termination occurs and the Executive becomes entitled to severance benefits under this Agreement, the Company, or any successor to the Company, shall pay to the Executive the following:

(a)An amount equal to two (2) times the sum of the Executive’s Base Pay plus the Executive’s most recent short term Incentive target shall be paid to the Executive in a single lump sum cash payment within five (5) business days following the date that the Release Agreement becomes effective and irrevocable in accordance with its terms; and

(b)The prorated short term Incentive program in effect for the year in which the Executive’s termination of employment occurs shall be paid to the Executive in a single lump sum cash payment within five (5) business days following the date that the Release Agreement becomes effective and irrevocable in accordance with its terms.  The amount of the prorated short term Incentive program shall be determined by multiplying the Executive’s short term Incentive target for the full current year by a fraction, the numerator of which is the number of days from January 1 until the Executive’s termination of employment and the denominator of which is 365.  Notwithstanding the foregoing, if the Executive is terminated on December 31 of any year, he will participate in the actual short term Incentive program for the year, based on applicable performance measure(s), and no proration shall apply.

5.CONTINUATION OF BENEFITS.  In the event of a Qualifying Change in Control Termination occurs and the Executive becomes entitled to severance benefits under this Agreement, the Company, or any successor to the Company, shall provide to the Executive with the continuation of his coverage under the Company’s medical, dental, vision, life insurance and disability benefit plans, as if the Executive had continued in employment with the Company uninterrupted for a period of twenty-four (24) months following the Qualifying Change in Control Termination; provided, however, that the Executive must continue to pay the monthly medical and life insurance contributions (if any) paid by active employees of the Company for this coverage to remain in effect.  If the Executive is unable to continue participating in the Company’s benefit plans due to the provisions of the documents governing such plans or any other reason, the Company will reimburse the Executive for his expenses in obtaining comparable benefit coverage.  Notwithstanding the foregoing, coverage under any qualified retirement plan and (except as otherwise required by law) coverage under any cafeteria plan, dependent care spending account or health care spending account will cease.  The Company may satisfy a portion of its obligations by reimbursing and/or paying the Executive’s applicable COBRA premium with respect to any such plans.  The Company’s obligations under this Section 5 shall cease once the Executive is eligible for comparable coverage from a subsequent employer.  The Company may require the health benefit continuation period required under the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of

Title I of the Employee Retirement Income Security Act of 1974, as amended, to run concurrently with the benefit continuation period hereunder.

6.PARACHUTE PAYMENTS.

(a)Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment” within the meaning of Section 280G of the Code but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6(a) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 6(a), the Company will effect such reduction to the extent necessary in the following order: first, performance-based equity grants; second, time-based equity grants; third other noncash benefits; and fourth, cash payments.  Within each group, such benefits or payments shall be reduced in the reverse order in which they would otherwise have been vested or paid.

(b)All computations and determinations relevant to Section 6(a) shall be made by an independent accounting firm selected and reimbursed by the Company (the “Accounting Firm”), subject to the Executive’s consent (not to be unreasonably withheld), which firm may be the Company’s accountants. If the Accounting Firm determines that any amounts are Excess Parachute Payments, the Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations both to the Company and the Executive by no later than ten (10) days following its Determination, if applicable, or such earlier time as is requested by the Company or the Executive (if the Executive reasonably believes that any amounts are Excess Parachute Payments). If the Accounting Firm determines that no amounts are Excess Parachute Payments, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has so concluded that no excise tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any excise tax on his federal income tax. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination hereunder. The Accounting Firm shall be required to provide its Determination within sixty (60) days after the date of the Executive’s termination, and the Company shall be responsible for any income tax, penalty or interest liability incurred as a result of delay by the Accounting Firm. The Accounting Firm shall make its Determination on the basis of substantial authority and shall provide opinions to that effect to both the Company and the Executive upon the request of either of them.

7.RESTRICTIVE COVENANTS.

(a)Nonsolicitation.  For the one year period following the termination of employment with the Company, the Executive agrees that he will not, without the prior written consent of the Company, directly or indirectly, intentionally entice, induce or solicit, or attempt to solicit, any employee of the Company to terminate or cease such employment relationship.

(b)Confidentiality.  The Executive shall keep secret and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding the Company which is (i) not available to the general public, and/or (ii) not generally known outside the Company, to which the Executive has or will have had access at any time during the course of his employment by the Company, including, without limitation, any information relating to:  the Company’s business or operations; its plans, strategies, prospects or objectives; its products, technology, Intellectual Property described in Subsection (g), processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures.  However, this provision shall not preclude the Executive from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, provided that the Executive immediately notifies the Company of such request in order to provide the Company an opportunity to object to such request in the appropriate forum and to obtain a ruling on such objection.

(c)Cooperation.  Upon termination of employment for any reason, the Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

(d)Enforcement.  Any claim arising out of or relating to this Agreement or the Executive’s employment with the Company or the termination thereof, other than an action for injunctive relief as provided below, shall be resolved by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) to be held in Orange County, California, under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The Company shall promptly pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the Executive or his beneficiaries in resolving any claim hereunder in which the Executive or his beneficiaries shall prevail.  In all other cases the parties shall bear their own costs and expenses, except that the Executive shall pay all costs and expenses, including, without limitation, reasonable attorney’s fees incurred by the Company in resolving such claim if the arbitrator(s) determine such claim to have been brought by the Executive (i) in bad faith or (ii) without any reasonable basis.  Notwithstanding the foregoing, the parties agree that any breach of Subsection (a) or (b) above is likely to cause irreparable injury to the

Company and that damages for any breach of Subsections (a), (b) or (g) are difficult to calculate.  Therefore, upon breach of Subsections (a), (b) or (g) hereof, the Company shall, at its election, be entitled to injunctive and other equitable relief from a court or such other relief or remedies, including damages, to which it may be entitled, and shall not be required to submit the matter to arbitration.

(e)Return of Property.  Upon termination of the Executive’s employment for any reason, the Executive will return to the Company all property belonging to it, including, without limitation, computer equipment, computer programs, cellular telephones or other property belonging to the Company, and documents, property and data of any nature and in any form, including electronic or magnetic form, reflecting any confidential information described in Subsection (b) above.

(f)Disparagement.  The Executive agrees not to make any derogatory, unfavorable, negative or disparaging statements concerning the Company and its affiliates, officers, directors, managers, employees or agents, or its and their business affairs or performance.  This provision shall not be construed to limit the Executive’s ability to give non-malicious and truthful testimony should the Executive be subpoenaed to do so by competent authority having jurisdiction.

(g)Intellectual Property.  For purposes of this Subsection (g), the term “Intellectual Property” means all ideas, discoveries, inventions, creations, trade secrets, patents (utility or design) and other intellectual property relating to any programming, documentation, technology, material, product, service, idea, process, plan or strategy that (i) relates to the business of the Company, (ii) relates to the Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by the Executive for the Company, including, without limitation, all copyrights, inventions, discoveries and improvements, trademarks, designs and all other intellectual property rights.  The Executive hereby assigns to the Company the entire right, title and interest in and to any such Intellectual Property.  The Executive acknowledges that, to the extent permitted by law, all such Intellectual Property in the form of work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (including any such items generated and maintained on any form of electronic media) shall be considered “work made for hire” by the Executive and owned by the Company.  The Executive is under no duty to assign an invention that the Executive developed entirely on his own time without using the Company s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by the Executive for the Company.

(h)DTSA.  The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(i)Other Acknowledgments.  Nothing in this Agreement prevents the Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purposes of clarity, the Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

(j)Blue Pencil.  If, at any time, the provisions of this Section 7 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(k)Acknowledgement.  EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SECTION 7 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS HE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

8.CODE SECTION 409A.

(a)To the extent applicable, this Agreement is intended to comply with Code Section 409A and all provisions of this Agreement shall be administered, construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive reasonably believes that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to the minimum extent reasonably appropriate and necessary to attempt to avoid any such additional tax or interest under Code Section 409A. To the extent that any such modification becomes reasonably appropriate and necessary, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. The Company does not guarantee any particular tax result for the Executive and has no obligation to provide Executive with a gross up or indemnity with respect to any taxes that Executive may incur with respect to any payments or benefits received pursuant to this Agreement.

(b)Any expense reimbursements required to be made under this Agreement shall be for covered expenses incurred by the Executive during his lifetime, and such reimbursements shall be made not later than December 31st of the year following the year in which the Executive incurs the expense; provided that in no event shall the amount of expenses eligible for payment or reimbursement, or in-kind benefits provided, by the Company in one calendar year affect the amount of expenses to be paid or reimbursed, or in-kind benefits to be provided, in any other calendar year.  The Executive’s right to expense reimbursement shall not be subject to liquidation or exchange for another benefit.

(c)To the extent that this Agreement provides for the payment of “deferred compensation” (within the meaning of Code Section 409A) to the Executive or the Executive’s beneficiaries upon or as a result of the Executive’s termination of employment, the Executive shall be considered to have experienced a termination of employment as of the date that the Executive incurs a “separation from service” within the meaning of Code Section 409A.

(d)Each payment or benefit to which the Executive becomes entitled under this Agreement will be considered, and is hereby designated as, a separate payment for purposes of Code Section 409A (and consequently the Executive’s entitlement to such payment or benefit will not be considered an entitlement to a single payment of the aggregate amount to be paid).  Each such payment shall be deemed exempt from Code Section 409A to the greatest extent possible under the short-term deferral exemption of Treasury Regulation §1.409A-1(b)(4) and the separation pay exemption of Treasury Regulation §1.409A-1(b)(9)(iii).  To the extent that any payments pursuant to this Agreement are contingent upon the Executive entering into a Release Agreement and if the period for review or revocation of the Release Agreement crosses calendar years, such payments shall be made or commence in the later calendar year if necessary to avoid taxes or penalties under Code Section 409A.  Any payments that would otherwise be made during the period for review and revocation of the Release Agreement will be made as soon as practical after such period ends.

(e)If the Company makes a good faith determination that a payment under this Agreement (i) constitutes a deferral of compensation for purposes of Code Section 409A, (ii) is made to the Executive by reason of his separation from service, (iii) at the time such payment would otherwise be made, the Executive is a “specified employee” within the meaning of Code Section 409A (and using the identification methodology specified by the Company from time to time), and (iv) a delay in payment is required in order to avoid the imposition of excise taxes under Code Section 409A and such delay is not already provided for by this Agreement, then the payment shall be delayed until the earlier of (A) the first business day following the six-month anniversary of the Executive’s separation from service, or (B) the Executive’s death.

9.MISCELLANEOUS.

(a)Waiver.  Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement.  Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

(b)Severability.  If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

(c)No Mitigation.  The Executive shall have no duty to mitigate the Company’s obligation with respect to the termination payments set forth herein by seeking other employment following termination of his employment, nor shall such termination payments be subject to offset or reductions by reason of any compensation received by the Executive from such other employment.  The Company’s obligations to make any payments hereunder shall not terminate in the event the Executive accepts other full time employment.

(d)Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective upon personal service or upon depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chairman of the Board of the Company at its principal corporate address, and to the Executive at his most recent address shown on the Company’s corporate records, or at any other address which he may specify in any appropriate notice to the Company.

(e)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

(f)Entire Agreement.  The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms.  The parties further agree that this Agreement constitutes the complete and exclusive statement of the agreement between the parties and supersedes the Prior Agreement, all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

(g)Governing Law.  This Agreement shall be governed by the law of the State of California.

(h)Assignment and Successors.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable or delegable by the Company.  The Company will require any such successor, by agreement in form and substance identical hereto, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.  This Agreement will inure to the benefit of and be enforceable by, if then applicable, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but shall not otherwise be assignable by the Executive, whether by pledge, creation of a security interest or otherwise.  For the avoidance of doubt: (i) KAFP hereby assigns to the Company, and the Company hereby assumes from KAFP, the Prior Agreement and all of KAFP’s rights and obligations thereunder, subject to the amendment and restatement thereof pursuant hereto, (ii) the Executive hereby consents to such assignment and assumption, and (iii) KAFP, the Company and the Executive agree that KAFP is hereby released from all of its obligations under the Prior Agreement.

(i)No Employment Rights.  Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company, including prior to or following a Change in Control.

(j)Withholding.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.

(k)Amendment.  This Agreement may not be amended other than by written agreement of the Company and the Executive.

(l)Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to preserve the intent of such rights and obligations.

10.IMPACT ON OTHER AGREEMENTS AND PLANS.  This Agreement supersedes and replaces the Prior Agreement.  Severance payments under this Agreement shall be in lieu of any severance or other termination payments provided under any other agreement between the Executive and the Company or any severance plan of the Company; provided, however, that this Agreement shall not affect payments provided under agreements evidencing awards made to the Executive under any long-term incentive program.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Kaiser Aluminum Investments Company

By:
Keith A. Harvey
President and Chief Executive Officer

Executive

John M. Donnan

ACKNOWLEDGED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

Kaiser Aluminum Fabricated Products, LLC

By:
Keith A. Harvey
President and Chief Executive Officer